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                                                                     Exhibit 5.1


                 [Letterhead of J.P. Morgan & Co. Incorporated]


                                                               November 25, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


        RE:      J. P. Morgan & Co. Incorporated
                 Amendment No. 2 to the
                 JPM Capital Trust I-IV
                 Registration Statement on Form S-3
                 File Nos. 333-15079-0--333-15079-4


Dear Sir or Madame:


     I am a Vice President and Assistant General Counsel of J. P. Morgan & Co. Incorporated, a Delaware corporation ("J. P. Morgan") and in such capacity am acting as counsel in connection with J. P. Morgan's Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "act") with respect to $1,000,000,000 aggregate amount of Senior Debt Securities, Subordinated Debt Securities and Junior Subordinated Debt Securities along with Guarantees to be issued in connection with Preferred Securities to be issued by JPM Capital Trusts I-IV (the "Registration Statement"). Capitalized terms not defined herein have the meaning given to them in the Registration Statement.


        I have examined such documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

        1. J. P. Morgan is a corporation duly organized and validity existing under the laws of the State of Delaware.

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        2.      The Senior Debt Securities, Subordinated Debt Securities and
                Junior Subordinated Securities, when duly authorized, executed, authenticated and delivered against payment therefor, and the Guarantees of the Preferred Securities to be issued by JPM Capital Trusts I-IV, when such Preferred Securities have been duly authorized, executed, authenticated and delivered against payment therefor, will be legally issued and will constitute binding obligations of J. P. Morgan in accordance with their terms.


        I hereby consent to the filing of their opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinion's" in the Prospectus contained in the Registration Statement

                                        Very truly yours,


                                        /s/ Gene A. Capello
                                            Gene A. Capello
                                            Vice President and
                                            Assistant General Counsel